United States securities and exchange commission logo





                      September 8, 2022

       Yong Yao
       Chief Financial Officer
       China Southern Airlines Company Limited
       68 Qi Xin Road
       Guangzhou, 510403
       People   s Republic Of China

                                                        Re: China Southern
Airlines Company Limited
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed April 28,
2022
                                                            File No. 001-14660

       Dear Mr. Yao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation